Exhibit 99.1

Issuer Direct Reports First Quarter 2020 Results

Platform and Technology Revenue Increases 1% Year over Year to 67% of Total Revenue

RALEIGH, NC / ACCESSWIRE / April 30, 2020 / Issuer Direct Corporation (NYSE American: ISDR) (the "Company"), an industry-leading communications and compliance company, today reported its operating results for the three months ended March 31, 2020.

Brian Balbirnie, CEO of Issuer Direct, commented, “Due to the COVID-19 pandemic, we ended the quarter making it a priority to protect our employees, their families and our communities. Our work from home process began in mid-March and still remains in effect and likely will continue throughout Q2. Our employees have done an outstanding job not only ensuring our current customers continue to receive excellent care but also gaining new customers, both for our platform as well as entirely new products developed to address this global emergency.”

“Q1 2020 is the final quarter we are reporting a year-over-year revenue comparison against prior year revenues that include a full quarter of the discontinued press release commentary business. Removing the $335,000 of discontinued commentary business revenue from Q1 2019 our total revenue during the first quarter of 2020 grew 4% year over year and our ACCESSWIRE revenue grew 36%. We are pleased that our Q1 2020 EBITDA increased 11% and net income grew by 10% year over year.”

Mr. Balbirnie concluded, “We have done a good job pivoting several areas of our business, to address customers’ needs during this challenging time. Specifically, we upgraded our conference platform and refocused our annual meeting business to take advantage of new business opportunities in response to the coronavirus. Neither of these products had a robust virtual component prior to March, but our teams quickly delivered solutions that will become an important part of our business for the foreseeable future. While in-person events may not be held for many months, our newly enhanced product platforms allow investor conferences to be held virtually and annual shareholder meetings to be done in a remote, real-time, compliant manner. We believe revenue from these offerings will help offset revenue loss from other segments of our business during this uncertain period.”

First Quarter 2020 Highlights:

●
Revenue - Total revenue was $4,016,000, a 4% decrease from $4,179,000 in Q1 2019 and a 1% increase from $3,959,000 in Q4 2019. Platform and Technology revenue increased 1% from Q1 2019 and 1% from Q4 2019. The increase in Platform and Technology revenue was due to an increase in revenue from subscriptions of Platform id. Platform & Technology revenue increased to 67% of total revenue for Q1 2020, compared to 64% for Q1 2019. Services revenue decreased $183,000, or 12%, primarily due to a decrease in revenue from transfer agent services, print and proxy fulfillment services due to a one-time project in the prior year and continued decline of revenue from our ARS services.
●
Gross Margin - Gross margin for Q1 2020 was $2,763,000, or 69% of revenue, compared to $2,877,000, also 69% of revenue, during Q1 2019 and $2,653,000, or 67%, in Q4 2019. Platform and Technology gross margin was 74%, compared to 75% in Q1 2019 and 71% in Q4 2019.
●
Operating Income - Operating income was $248,000 for Q1 2020, as compared to $147,000 during Q1 2019. The increase in operating income despite the decrease in gross margin is the result of lower operating expenses. General and Administrative Expenses decreased $145,000, or 11%, due to a decrease in bad debt expense and a decrease in acquisition related expenses incurred in Q1 2019. Product development expense decreased $143,000, or 42%, due to a decrease in headcount.
●
Net Income - On a GAAP basis, net income was $226,000, or $0.06 per diluted share, during Q1 2020, compared to $205,000, or $0.05 per diluted share, during Q1 2019.

●
Operating Cash Flows - Cash flows from operations for Q1 2020 were $602,000 compared to $536,000 in Q1 2019.
●
Non-GAAP Measures - Q1 2020 EBITDA was $622,000, or 15% of revenue, compared to $558,000, or 13% of revenue, during Q1 2019. Non-GAAP net income for Q1 2020 was $397,000, or $0.10 per diluted share, compared to $518,000, or $0.13 per diluted share, during Q1 2019.
●
Stock Repurchase Plan - The Company repurchased an additional 21,700 of its shares at a total aggregate value of $202,000, under the Company’s $2,000,000 share repurchase program originally announced on August 7, 2019 and increased on March 16, 2020. As of March 31, 2020, we have purchased a total of 97,780 shares under the stock repurchase plan.

Key Performance Indicators:

●
During the quarter, the Company worked with 1,473 publicly traded customers, compared to 1,482 during the same period last year.
●
During the quarter, the Company worked with 1,289 privately held customers compared to 764 during the same period last year.
●
During the quarter we signed 30 new Platform id. subscriptions to new or existing customers with a total annual contract value of $181,000.
●
Total Platform id. subscriptions as of March 31, 2020 were 273, with an annual contract value of $2,098,000, compared to 255 subscriptions with an annual contract value of $2,033,000 as of December 31, 2019.

Non-GAAP Information

Certain Non-GAAP financial measures are included in this press release. In the calculation of these measures, the Company excludes certain items, such as amortization of intangible assets, stock-based compensation, integration and acquisition costs, the impact of discrete items impacting income tax expense and tax impact of adjustments. The Company believes that excluding such items provides investors and management with a representation of the Company's core operating performance and with information useful in assessing its prospects for the future and underlying trends in the Company's operating expenditures and continuing operations. Management uses such Non-GAAP measures to evaluate financial results and manage operations. The release and the attachments to this release provide a reconciliation of each of the Non-GAAP measures referred to in this release to the most directly comparable GAAP measure. The Non-GAAP financial measures are not meant to be considered a substitute for the corresponding GAAP financial statements and investors should evaluate them carefully. These Non-GAAP financial measures may differ materially from the Non-GAAP financial measures used by other companies.

CALCULATION OF EBITDA
($ in ‘000’s)

	Three Months ended March 31,
	2020	2019
	Amount	Amount

Net income:	$226	$205
Adjustments:
Depreciation and amortization	374	412
Interest expense (income)	(58)	(72)
Income tax expense	80	13
EBITDA:	$622	$558

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
($ in ‘000’s, except per share amounts)

	Three Months ended March 31,
	2020		2019
	Amount	Per diluted share	Amount	Per diluted share

Net income:	$226	$0.06	$205	$0.05
Adjustments:
Amortization of intangible assets (1)	172	0.04	191	0.05
Stock-based compensation (2)	45	0.01	137	0.03
Integration and acquisition costs (3)	—	—	112	0.03
Tax impact of adjustments (4)	(46)	(0.01)	(92)	(0.02)
Impact of discrete items impacting income tax expense (5)	—	—	(35)	(0.01)
Non-GAAP net income:	$397	$0.10	$518	$0.13

1)
The adjustments represent the amortization of intangible assets related to acquired assets and companies.
2)
The adjustments represent stock-based compensation expense related to awards of stock options, restricted stock units or common stock in exchange for services. Although the Company expects to continue to award stock in exchange for services, the amount of stock-based compensation is excluded as it is subject to change as a result of one-time or non-recurring projects.
3)
The adjustments represent legal and accounting fees and other non-recurring costs in connection with the acquisition of VisualWebcaster Platform.
4)
This adjustment gives effect to the tax impact of all non-GAAP adjustments at the current Federal rate of 21%.
5)
The adjustments eliminate discrete items impacting income tax expense. For the period ended March 31, 2019, the discrete items relate to either the excess stock-based compensation benefit recognized in income tax expense during the period.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: April 30, 2020
Time: 4:30 PM ET
Participant: 877-407-8133 | 201-689-8040

Live Webcast: https://www.webcaster4.com/Webcast/Page/842/34408

Conference Call Replay Information

The replay will be available beginning approximately 1 hour after the completion of the live event, ending at midnight eastern on May 14, 2020.

Toll-free:
877.481.4010
International:
919.882.2331
Reference ID:
34408

Web replay: http://www.issuerdirect.com/earnings-calls-and-scripts/

About Issuer Direct Corporation

Issuer Direct® is an industry-leading communications and compliance company focusing on the needs of corporate issuers. Issuer Direct's principal platform, Platform id. ™, empowers users by thoughtfully integrating the most relevant tools, technologies, and services, thus eliminating the complexity associated with producing and distributing financial and business communications. Headquartered in Raleigh, NC, Issuer Direct serves thousands of public and private companies globally. For more information, please visit www.issuerdirect.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs, such as "will," "should," "would," "may," and "could," are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons including the impact of the coronavirus pandemic. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended March 31, 2020, including but not limited to the discussion under "Risk Factors" therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

For Further Information:

Issuer Direct Corporation
Brian R. Balbirnie
(919)-481-4000
brian.balbirnie@issuerdirect.com

Hayden IR
Brett Maas
(646)-536-7331
brett@haydenir.com

Hayden IR
James Carbonara
(646)-755-7412
james@haydenir.com

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$16,197	$15,766
Accounts receivable (net of allowance for doubtful accounts of $534 and $700, respectively)	2,172	2,051
Income tax receivable	—	48
Other current assets	241	141
Total current assets	18,610	18,006
Capitalized software (net of accumulated amortization of $2,323 and $2,153, respectively)	964	1,134
Fixed assets (net of accumulated amortization of $213 and $181, respectively)	867	899
Right-of-use asset – leases	2,053	2,127
Deferred tax asset	294	256
Other long-term assets	67	77
Goodwill	6,376	6,376
Intangible assets (net of accumulated amortization of $5,109 and $4,937, respectively)	3,343	3,515
Total assets	$32,574	$32,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$383	$266
Accrued expenses	1,060	1,151
Note payable – short-term (net of discount of $13 and $19, respectively)	307	301
Income taxes payable	374	310
Deferred revenue	1,879	1,812
Total current liabilities	4,003	3,840
Deferred income tax liability	137	141
Lease liabilities – long-term	2,226	2,309
Total liabilities	6,366	6,290
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively.	—	—
Common stock $0.001 par value, 20,000,000 shares authorized, 3,772,700 and 3,786,398 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively.	4	4
Additional paid-in capital	22,117	22,275
Other accumulated comprehensive income (loss)	24	(16)
Retained earnings	4,063	3,837
Total stockholders' equity	26,208	26,100
Total liabilities and stockholders’ equity	$32,574	$32,390

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,	March 31,
	2020	2019

Revenues	$4,016	$4,179
Cost of revenues	1,253	1,302
Gross profit	2,763	2,877
Operating costs and expenses:
General and administrative	1,216	1,361
Sales and marketing expenses	896	820
Product development	194	337
Depreciation and amortization	209	212
Total operating costs and expenses	2,515	2,730
Operating income	248	147
Interest income, net	58	71
Income before income taxes	306	218
Income tax expense	80	13
Net income	$226	$205
Income per share – basic	$0.06	$0.05
Income per share – fully diluted	$0.06	$0.05
Weighted average number of common shares outstanding – basic	3,788	3,850
Weighted average number of common shares outstanding – fully diluted	3,824	3,869

ISSUER DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	For the Three Months Ended
	March 31,	March 31,
	2020	2019
Cash flows from operating activities:
Net income	$226	$205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	374	412
Bad debt expense	93	224
Deferred income taxes	(42)	6
Non-cash interest expense	6	7
Stock-based compensation expense	45	137
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(219)	(869)
Decrease (increase) in other assets	32	(273)
Increase (decrease) in accounts payable	118	254
Increase (decrease) in accrued expenses	(105)	218
Increase (decrease) in deferred revenue	74	215
Net cash provided by operating activities	602	536

Cash flows from investing activities:
Purchase of VisualWebcaster Platform	—	(2,788)
Purchase of fixed assets	—	(6)
Net cash used in investing activities	—	(2,794)

Cash flows from financing activities:
Payment for stock repurchase and retirement	(203)	—
Net cash used in financing activities	(203)	—

Net change in cash	399	(2,258)
Cash – beginning	15,766	17,222
Currency translation adjustment	32	(3)
Cash – ending	$16,197	$14,961

Supplemental disclosures:
Cash paid for income taxes	$10	$37
Non-cash activities:
Right-of-use assets obtained in exchange for lease liabilities	$—	$260

SOURCE: Issuer Direct Corporation